EXHIBIT 23
Consent of Independent Certified Public Accountants

We have issued our reports dated May 29, 2015, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Rentrak Corporation and subsidiaries on Form 10-K for the year ended March 31, 2015. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rentrak Corporation on Forms S-8 (File No. 333-62523; File No. 333-110781; File No. 333-110782; File No. 333-136466; File No. 333-163120; File No. 333-28565; File No. 333-39021; and File No. 333-177769).

/s/ Grant Thornton LLP

Portland, Oregon
May 29, 2015